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                                                                    Exhibit 21

                          Subsidiaries of Registrant

                                       Country/State of         % of Voting
Name                                    Incorporation         Securities Owned
----                                    -------------         ----------------

LogEtronics Corporation                   New York                  100%

Visiplex Instruments Corporation          New York                  100%

AFP/LOGE International                    New York                  100%

Regam Medical Systems
International AB                          Sweden                    100%

Dent-X International Inc.                 New York                  100%